Exhibit 99.(a)(1)(G)

FORM OF EMAIL: FINAL ELECTION CONFIRMATION STATEMENT (POST-EXPIRATION TIME
FOR OFFER NON-PARTICIPANTS)

To:	[Name]
From:	Medarex, Inc.
Subject:	Final Election Confirmation Statement (Post-Expiration Time for Offer Non-Participants)

This notice is to information you that we have completed our Offer pursuant to the Offer to Amend Eligible Options (the “Offering Memorandum”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Memorandum.

You have elected NOT to amend the Eligible Portion(s) of your Eligible Option(s) described below. As a result, the Eligible Portion(s) of your Eligible Option(s) will not be amended to reflect the applicable Corrected Exercise Price.

Original Date of Grant	Original Option Exercise Price	Shares Subject to Eligible Portion	Corrected Exercise Price for Eligible Portion
	$		Not Applicable

We strongly encourage you to print a copy of this page and keep it for your records.

This Final Election Confirmation Statement and the Offering Memorandum reflect the entire agreement between you and Medarex with respect to the Offer.